Exhibit 5.1

July 27, 2012	+1 212 230 8800(t)
+1 212 230 8888(f)
wilmerhale.com

Biodel Inc.

100 Saw Mill Road

Danbury, Connecticut 06810

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed by Biodel Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering with the Commission an aggregate of (i) 10,605,096 shares (the “Common Shares”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), and (ii) 3,605,607 shares (the “Preferred Shares”) of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”). The Common Shares and the Preferred Shares are referred to herein, collectively, as the “Shares.” All of the Shares are being registered on behalf of certain stockholders of the Company (the “Selling Stockholders”). The Common Shares consist of (a) 4,250,020 outstanding shares of Common Stock the (the “Outstanding Common Shares”) that are held by the Selling Stockholders, (b) 2,749,469 additional shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”) that are held by the Selling Stockholders and (c) 3,605,607 additional shares of Common Stock (the “Conversion Shares”) issuable upon the conversion of the Preferred Shares that are held by the Selling Stockholders.

We are acting as counsel for the Company in connection with the registration for resale of the Shares. We have examined a signed copy of the Registration Statement as filed with the Commission, including the exhibits thereto. We have also examined and relied upon minutes of meetings of the stockholders and the Board of Directors, including committees thereof, of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and Bylaws of the Company, each as restated and/or amended to date, the certificate of designation of the Series B Preferred Stock (the “Certificate of Designation”) and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Biodel Inc.

July 27, 2012

Our opinion expressed in paragraph 1 below, insofar as it relates to the Outstanding Common Shares being fully paid, and our opinion expressed in paragraph 2 below, insofar as it relates to the Preferred Shares being fully paid, are based solely on a certificate of the Chief Financial Officer of the Company confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such Shares.

We assume that appropriate action will be taken, prior to the offer and sale of the Shares by the Selling Stockholders, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Outstanding Common Shares have been duly authorized and are validly issued, fully paid and nonassessable.

2.	The Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable.

3.	The Warrant Shares have been duly authorized and, when issued and paid for in accordance with the provisions of the Warrants, will be validly issued, fully paid and nonassessable.

4.	The Conversion Shares have been duly authorized and, when issued upon the conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation, will be validly issued fully paid and nonassesable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under

Biodel Inc.

July 27, 2012

the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING

HALE AND DORR LLP

By:	/s/ Stuart R. Nayman
Stuart R. Nayman, a Partner